EXHIBIT 10.4


March 16, 2006

Jonathan Burstein
3484 Daniella Ct.
Calabasas, CA 91302

Dear Jonathan:

Tag-It Pacific Inc. (the "Company") is pleased to offer you continued employment on the following terms:

POSITION:                  You will serve in a full-time  capacity as  Executive
                           Vice President of operations.  You will report to the
                           CEO and  shall  perform  duties  customary  for  such
                           position  and  such  other  related   duties  as  are
                           assigned  by  the  CEO.  You  shall  (i)  faithfully,
                           diligently  and to the best of your  ability  perform
                           such duties,  (ii) devote your full business time and
                           attention to the affairs of the Company and (iii) use
                           your best efforts to further the  Company's  business
                           interests.  By signing this agreement,  you represent
                           and  warrant  to the  Company  that you are  under no
                           contractual   commitments   inconsistent   with  your
                           obligations to the Company.

BASE SALARY:               Effective January 1, 2006, your annual salary will be
                           $2400,000  payable in  accordance  with the Company's
                           standard payroll schedule. As of January 1, 2007 your
                           annual salary will be $300,000.  Additionally,  on or
                           before  December  31,  2006,  the Company will pay to
                           you, at its option,  either:  (i) $60,000 in cash, or
                           (ii) (A) 162,162  shares of Common Stock,  and (B) an
                           option to  purchase  162,162  shares of Common  Stock
                           with an exercise price equal to the FMV Price,  which
                           options  shall cliff vest at December 31,  2006.  The
                           stock  grant  and  the   companion   option  will  be
                           evidenced  by written  grant and  option  agreements.
                           "FMV Price" will be the fair market value of a share of the Company's common stock on the date the issuance of the stock and option is approved by the Company's Board.

BONUS: You will have the opportunity to earn an annual cash bonus in accordance with the Company's executive bonus pool which is based on a calculation of EBIT, as determined by the Company in its discretion.

INCENTIVE STOCK
COMPENSATION:              In January  2006,  the  Company  granted  you a stock
                           option  for  425,000  shares of common  stock with an
                           exercise  price of $0.37  per  share.  The  Company's
                           standard stock option  agreement  terms will apply to
                           this grant,  with the vesting over three  years:  (a)
                           33.33%  will  vest  on  your  first   anniversary  of
                           employment;  and (b) the unvested  balance shall vest
                           1/36 of the original grant each month thereafter.

BENEFITS PLAN:             You will be eligible  for the  Company's  benefits in
                           accordance with the Company's existing benefits plan.

AT WILL:                   The Company's  employees  serve on an at-will  basis.
                           Your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time, without cause. Likewise, the Company will be free to terminate your employment at any time, with or without cause. Although employment policies and practices may change from time to time, the at-will nature of your employment relationship may not be changed unless it is changed in a written document signed by you and the Company.

TERMINATION WITHOUT
CAUSE: Subject to the provisions below, if terminated by the Company without cause or due to your death or permanent and total disability, conditioned upon your (or your estate's) execution and non-revocation of a full release and waiver of claims agreement in a form prescribed by the Company, you (or your estate) will receive (i) 18 months of your then-current base salary, payable in 6 equal monthly installments commencing on the first day of the calendar month immediately following such termination and thereafter on the first day of each subsequent calendar month;
                           (ii) 18 months of continued coverage under the company's group health plan at the same cost to you (and/or your dependents) as immediately prior to your termination, subject to your (and/or your dependents') making a valid "COBRA" election and to any cost increases affecting plan participants generally; and (iii) accelerated stock option vesting deemed to occur immediately prior to your termination with respect to that portion of any and all outstanding options then held by you that would have vested during the 12 months immediately following your termination absent such termination (the "Severance").

TERMINATION WITH CAUSE:    For  purposes of this  Agreement,  "cause" is defined
                           as:

                           misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty;
                           (ii) participation in a fraud or act of dishonesty against the Company as determined by the CEO; (iii) willful breach of the Company's policies as determined by the CEO; (iv) intentional damage to the Company's property as determined by the CEO; (v) material breach of this agreement or Employee Non-Disclosure and Invention Agreement as determined by the CEO; or (vi) a failure or refusal in a material respect of by you to follow the reasonable policies or directions of the Company as specified by the CEO or to carry out the duties of your position after being provided with notice of such failure and an opportunity to cure within thirty (30) days of receipt of such notice (and satisfactory cure as determined by the CEO).

                           In the event of termination for cause, the Company shall pay you all compensation (including base salary and accrued vacation) due to you on the date of termination. There will be no compensation paid or stock vested beyond the termination date.

CHANGE OF CONTROL:         Immediately  prior  to  a  "Change  of  Control"  (as
                           defined below), you shall vest with respect to 50% of your then-outstanding unvested stock options. In addition, any unvested, outstanding stock options held by you immediately prior to a termination by you or the Company of your employment within the 12-month period following such Change of Control for any of the following reasons shall thereupon immediately vest in full:

                           1) you are terminated by the acquirer, 2) your position is reduced to less than a general manager position or a vice president level position, 3) your base pay is reduced below your prevailing base pay amount at the time of the Change of Control or 4) you are asked to relocate to an office more than 60 miles from your office prior to the Change of Control.

                           "CHANGE OF CONTROL" means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company or any sale of Company's securities for financing purposes; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

CODE SECTION 409A          Notwithstanding  anything  to the  contrary  in  this
                           agreement,  no  compensation  or benefits,  including
                           without   limitation   any   Severance   payments  or
                           benefits,  shall be paid to you  during  the  6-month
                           period   following  your  "separation  from  service"
                           (within  the meaning of Section  409A(a)(2)(A)(i)  of
                           the Internal  Revenue  Code of 1986,  as amended (the
                           "CODE")) to the extent that the Company determines in
                           good faith that  paying  such  amounts at the time or
                           times  indicated in this agreement would cause you to
                           incur  additional tax under Code Section 409A. If the
                           payment of any such amounts is delayed as a result of
                           the  previous   sentence,   then  on  the  first  day
                           following the end of such 6-month period, the Company
                           will  pay  you  a  lump-sum   amount   equal  to  the
                           cumulative amount that would have otherwise been payable to you during such 6-month period.

                           The compensation and benefits payable under this agreement, including without limitation the
                           Severance, are not intended to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A. However, to the extent that the Company reasonably determines that any compensation or benefits payable under this agreement may be subject to Code Section 409A, this agreement shall incorporate the terms and conditions required by Code Section 409A and Department of Treasury regulations as reasonably determined by the Company. To the extent applicable, this agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company reasonably determines that any compensation or benefits payable under this agreement may be subject to Code Section 409A and related Department of Treasury guidance, the Company shall adopt such amendments to this agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company deems necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code
                           Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this agreement, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

ENTIRE AGREEMENT AND
CHOICE OF LAW:             This is the full and complete  agreement  between you
                           and the  Company  of all  terms  of the  arrangements
                           between  the   parties,   supersedes   all   previous
                           agreements and cannot be amended except by written agreement signed by both parties. If there is a dispute over the interpretation of this Offer, its enforceability, or any claim arising in connection with your employment, it shall be governed and decided under California law, without reference to the law regarding conflicts of law.

                           You represent that you have had the opportunity to consult with an attorney, and have carefully read and understand the scope and effect of this agreement.

To indicate your acceptance of this offer, please sign this letter.

Yours very truly,

/S/ STEPHEN FORTE
--------------------------------------
Stephen Forte, Chief Executive Officer

By accepting this offer you agree as a pre-condition of this offer to execute Tag-it Pacific's "Employee Non-Disclosure and Invention Agreement" as attached.

Agreed to and accepted:

/S/ JONATHAN BURSTEIN
--------------------------------------
Jonathan Burstein

Date:  March 22, 2006